EXHIBIT 21.1

List of Subsidiaries or Other Related Entities of the Company

Name	Where Incorporated

Cheniere Energy Partners, L.P.	Delaware

CQH Holdings Company, LLC	Delaware

Cheniere Creole Trail Pipeline, L.P.	Delaware

Cheniere Energy Investments, LLC	Delaware

Cheniere Midstream Services, LLC	Delaware

Cheniere NGL Pipeline, LLC	Delaware

Cheniere Pipeline GP Interests, LLC	Delaware

Sabine Pass Liquefaction Expansion, LLC	Delaware

Sabine Pass Liquefaction, LLC	Delaware

Sabine Pass LNG-GP, LLC	Delaware

Sabine Pass LNG-LP, LLC	Delaware

Sabine Pass LNG, L.P.	Delaware

Sabine Pass Tug Services, LLC	Delaware